UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 8, 2013

NEULION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53620	98-0469479
(Commission File Number)	(IRS Employer Identification No.)

1600 Old Country Road, Plainview, NY	11803
(Address of Principal Executive Offices)	(Zip Code)

(516) 622-8300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

On August 8, 2013, the Board of Directors (the “Board”) of NeuLion, Inc. (the “Company”) authorized the grant to 160 Company employees of 13,183,000 options to purchase an aggregate of 13,183,000 shares of the Company’s common stock under the NeuLion, Inc. 2012 Omnibus Securities and Incentive Plan (the “2012 Plan”).  Of that number:

-	12,283,000 options were granted at an exercise price of $0.44 per share. These options have a term of 10 years from the date of grant; and
-
900,000 options were granted to Nancy Li, our Chief Executive Officer, who beneficially owns more than 10% of the Company’s voting stock, at an exercise price of $0.48 per share.  These options have a term of five years from the date of grant.

The options will vest annually in equal increments of 25% on each anniversary of the effective date of grant, which will be August 13, 2013.  The first increment will vest on August 13, 2014.  The issuance of the options was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), because such options were issued in connection with transactions not involving a public offering.

On August 8, 2013, the Board also authorized the grant of 100,000 options to John R. Anderson and 100,000 options to Gabriel A. Battista, both directors of the Company.  The 200,000 options may be exercised to purchase an aggregate of 200,000 shares of the Company’s common stock, at an exercise price of $0.44 per share, under the 2012 Plan.  The options will vest annually in equal increments of 25% on each anniversary of the effective date of grant, which will be August 13, 2013, and have a term of 10 years from the date of grant.  The first increment will vest on August 13, 2014.  The issuance of the options was exempt from registration pursuant to Section 4(2) of the Securities Act because such options were issued in connection with transactions not involving a public offering.

On August 8, 2013, the Board also authorized the issuance to 66 Company employees of 1,000,000 shares of the Company’s common stock under the 2012 Plan.  The issuance of the shares of common stock was exempt from registration pursuant to Section 4(2) of the Securities Act because such shares were issued in connection with transactions not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEULION, INC.

Date: November 1, 2013	By:	/s/ Roy E. Reichbach
		Name:	Roy E. Reichbach
		Title:	General Counsel and Corporate Secretary